Contacts:         SUGEN, Inc.                          Burns McClellan, Inc.
                  James L. Knighton                    Stephanie Diaz (media)
                  Senior Vice President and                   (415) 352-6262
                  Chief Financial Officer
                  (650) 553-8300
                  irdept@sugen.com



For Immediate Release:
----------------------

            SUGEN, INC. ANNOUNCES $28.0 MILLION FINANCING BY PRIVATE
                      PLACEMENT OF SENIOR CONVERTIBLE NOTES

South San Francisco, CA, March 22, 1999 - SUGEN, Inc. (NASDAQ: SUGN) announced today the execution of purchase agreements for the private placement of $28.0 million principal amount of 12% Senior Convertible Notes due 2002. The Notes, which are 144A eligible, are convertible into SUGEN Common Stock at a fixed price equal to $20.50 per share, representing an approximate 20% premium over recent average market prices. Interest on the Notes may be paid in SUGEN Common Stock or cash at the Company's option.

As part of the Note placement, purchasers will be issued Warrants to acquire up to an additional $21.0 million principal amount of the 12% Senior Convertible Notes which will mature on the third anniversary date of issuance. These "Warrant Notes" will have principally the same terms and conditions as the original Notes. The Warrants to purchase the Warrant Notes will be exercisable for a period of two years following the closing date of the issuance of the Notes. The Company will have the right, at its option, to require the exercise of the Warrants by the holders in the event that the closing price of the Company's Common Stock exceeds certain levels during the term of the Warrants.

An important element to this financing is that the outstanding balance of approximately $5.6 million of the 5% Senior Custom Convertible issued by the company in September 1997 with a floating conversion mechanism will be converted into SUGEN Common Stock or exchanged for additional 12% Senior Convertible Notes due 2002 and Warrants. "We believe the retirement of the 1997 Notes to be an important step toward continued stock appreciation. This is the first of a number of financing opportunities we are currently examining and our goal remains to avoid doing a large publicly registered offering this year", commented Stephen Evans-Freke, Chairman and Chief Executive Officer.

"This financing provides for a considerable amount of the cash we will need in order to bring our two lead compounds through late stage clinical development," commented James L. Knighton, Senior Vice President and Chief Financial Officer of SUGEN. "The structure of the Note and Warrant placement has several advantages. First, it provides for

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the conversion of the Notes at a significant premium to today's prices;  second, the Warrants offer the potential for SUGEN to receive significantly more cash over the next two years; and third, it permits us, at our option, to redeem the Notes and Warrants at any time prior to their maturity or exercise."

The closing of the placement of the Notes and Warrant Notes is expected to occur on March 24, 1999, subject to the satisfaction of closing conditions customary for transactions of this type. Diaz & Altschul Capital, LLC, New York, New York, was the placement agent in the transaction. Delta Opportunity Fund, Ltd., which is advised by Diaz & Altschul Advisors, LLC, is lead investor in the transaction. SUGEN has agreed to file a registration statement for the resale of the shares of Common Stock acquired on conversion of the Notes and the Warrant Notes within 30 days after the closing date. The summary of the terms and conditions of the Notes, Warrant Notes and Warrants included in this press release is not intended to be a a complete summary of the terms and conditions of such securities. Copies of the Notes, Warrant Notes, Warrants and related documents will be filed with the SEC on a Form 8-K after the closing date.

SUGEN, Inc. is a biopharmaceutical company focused on the discovery and development of small molecule drugs which target specific cellular signal transduction pathways. SUGEN currently has two cancer products in late stage clinical trials: SU101 (a PDGF receptor inhibitor) is in Phase III trials in refractory brain cancer, will be entering Phase III in refractory prostate cancer this year, and is in Phase II in ovarian and non-small cell lung cancers; SU5416 (a Flk-1/KDR angiogenesis inhibitor) is now entering Phase III registrational studies for the treatment of non-small cell lung and colorectal cancer and will be entering Phase II/III in Kaposi's sarcoma. A third compound, SU6668, (a novel broad spectrum inhibitor of angiogenesis and tumor growth) is in Phase I for the treatment of solid tumor cancers. The Company has major research and development collaborations with Zeneca, ASTA Medica, Allergan and Taiho.

Additional written materials and press releases regarding SUGEN are available through the SUGEN FAX-On-Demand Information Service by dialing 1-888-329-4699 or at www.sugen.com.